NEWS RELEASE

July 1, 1997              Contact: David Amy, Chief Financial Officer
                                   Patrick Talamantes, Dir. of Corporate Finance
FOR IMMEDIATE RELEASE              (410) 467-5005
Baltimore, MD

            A STATEMENT FROM SINCLAIR BROADCAST GROUP (NASDAQ: SBGI)

As a result of recent activity in Sinclair Broadcast Group, Inc.'s common stock, and Sinclair's current financing activity, Sinclair is issuing the following statement. In furtherance of its acquisition strategy, Sinclair routinely reviews and conducts investigations of potential television and radio station acquisitions. Sinclair is currently in the process of exploring various acquisition opportunities including having submitted a bid in excess of $500 million for certain broadcasting stations. Although Sinclair is engaged in negotiations regarding this bid and other potential transactions, Sinclair has not entered into any definitive acquisition agreements or letters of intent with respect to any prospective acquisition. While these and other opportunities are being explored, Sinclair's policy is not to comment on any potential transactions until binding agreement is reached. Further, there can be no assurance that any such transaction will be consummated. The completion of any such transactions could result in the incurrence by Sinclair of substantial additional indebtedness.


Sinclair Broadcast Group, Inc. is one of the nation's largest broadcast groups, owning and/or providing programming services to 29 television stations in 20 separate markets, and owning, providing sales and programming services to, or having options to acquire, 34 radio stations in 8 separate markets. The television group reaches approximately 15% of U.S. television households and includes ABC, CBS, Fox, UPN and WB affiliates. The radio group is one of the twenty largest groups in the United States.